GLOBAL SUPPLY AGREEMENT

for delivery of steel balls

between

NN Europe, Aps
DENMARK

and

SKF France S.A.
34, Avenue des Trois Peuples
78180 Montigny Le Bretonneux
FRANCE

January 1st, 2007

TABLE OF CONTENTS

1.	DEFINITIONS	4

2.	SUPPLY AND PURCHASE OF PRODUCTS	5

3.	NEW, RE-ENGINEERED AND DISCONTINUED PRODUCTS	7

4.	PRODUCTS AND PRICES	7

5.	PAYMENT AND DELIVERY TERMS	9

6.	ORDERING AND DELIVERY TERMS	9

7.	DELAYS	11

8.	QUALITY	12

9.	PRODUCT WARRANTY.	13

10.	INSURANCE	14

11.	PATENT INFRINGEMENT	14

12.	CONFIDENTIALITY	14

13.	IMPROVEMENT ACTIVITIES AND NEGOTIATIONS	15

14.	DURATION	16

15.	TERMINATION	16

16.	MISCELLANEOUS	17

17.	GOVERNING LAW AND SETTLEMENT OF DISPUTES	19

This GLOBAL FRAME SUPPLY AGREEMENT is entered into as of 2007 by and between

NN Europe Aps, a limited liability company duly incorporated, organized and existing under the laws of Denmark, with corporate registration number 10020417 (hereafter called "NNE"), and

SKF FRANCE S.A., a company duly incorporated, organized and existing under the laws of France, acting on behalf of SKF Group (hereinafter called "SKF").

The above parties are individually referred to as a "Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS	NNE and its Affiliates (as defined below) are manufacturing the Products (as defined below);

WHEREAS	SKF and certain of its affiliates (as defined below) use the Products in their production of bearings and other products;

WHEREAS	NNE manufacturing units include all units manufacturing the Products in Europe;

WHEREAS	the Parties wish to establish a long term close relation relating to the supply of the Products;

WHEREAS	the Parties now wish to record the detailed basis upon which NNE and certain NNE Affiliates will supply the Products to SKF

NOW THEREFORE, the Parties have agreed as follows.

1.	DEFINITIONS

1.1	"Agreement" means this document, the Exhibits and appendices annexed hereto.

1.2	"Contract Period" means the three consecutive 12 months periods beginning January 1, 2007 as set forth in section 15 below.

1.3	"Contract Year" means any twelve (12) consecutive month period beginning on January 1st and ending on December 31st during the Contract Period.

1.4	"NNE Group" means the group of all present and future companies manufacturing units in Europe, of which NNE is the ultimate parent company.

1.5	"NNE Subcontractor" shall mean any company (other than NNE) that is approved by NNE and SKF to manufacture and deliver Products to SKF on behalf on NNE, as described in section 2.4.

1.6
"Force Majeure" shall mean industrial disputes and any other circumstance beyond the control of a Party such as fire, war (whether declared or not), extensive military mobilization, insurrection, requisition, seizure, and embargo.

1.7	"General Conditions" shall mean the SKF General Conditions of Purchase, Exhibit 1.7.

1.8	"NNE Supply Unit" shall mean any production unit of any company within the NNE Group (set in section 1.4 above).

1.9	"Products" means the NNE products set forth in Exhibits 1.9.1 to 1.9.2 hereto, whenever applicable as amended pursuant to Section 3 below.

1.10	"SKF Affiliate" shall mean any company belonging to the SKF Group other than SKF.

1.11	"SKF Group" means the group of companies of which AB SKF, a company duly incorporated under the laws of Sweden, from time to time is the ultimate parent company.

1.12	"SKF Production Unit" shall mean the production unit of the companies within the SKF Group listed in Exhibit 1.12.

1.13	"Specification" means the technical specification for each of the Products specified in the SKF Material Specifications (Exhibit 1.13) as amended from time to time.

1.14
"SKF Supplier Delivery Concept" shall mean the SKF Supplier Delivery Concept introduced by SKF in relation to supplies to the SKF Production Units, as amended from time to time, a copy of which has been already delivered to NNE.

1.15	"Supply Channel Contract" shall have the meaning set forth in Section 6 below.

1.16
Words or expressions defined in the Exhibits or any documentation referred to in this Agreement shall have the same meaning when used in this Agreement, unless expressly defined differently in this Agreement.

1.17	"NNE Reference Prices 2006" shall mean prices of the Products applied in 2006 by NNE Group to SKF Production Units, as set in Exhibits 1.17.1 to 1.17.18

2.	SUPPLY AND PURCHASE OF PRODUCTS

2.1	Pursuant to the terms of this Agreement, NNE hereby agrees to manufacture and supply to SKF the Products ordered by SKF, and SKF agrees to purchase from NNE the Products ordered hereunder.

2.2	Considering Products as defined in Exhibit Total Ball purchases from the NNE Group by SKF Production Units ("Base Volume") equal to [redacted*] in 2006.
For the 2007 Contract Year, except in case of Force Majeure, SKF shall purchase at least 95% of the Base Volume from the NNE Group, calculated over NNE Reference Prices 2006.
For the 2008 and 2009 Contract Years, except in the case of an Excused Reduction (as defined below), SKF shall purchase at least 90% of the Base Volume from NNE Group, calculated over NNE Reference Prices 2006. An "Excused Reduction" shall be deemed to occur when SKF Ball Consumption in any year falls below the 2006 level of SKF Ball Consumption for any of the following reasons: (i) Force Majeure (ii) unfavorable SKF market conditions, or (iii) loss in volumes purchased by SKF customers). If an Excused Reduction occurs in either the 2008 or 2009 Contract Year, SKF shall purchase at least (a) 90% of the Base Volume from NNE Group minus (b) the amount of the Excused Reduction.

SKF Group Purchasing and NNE representatives will review the anticipated volume development a minimum of twice per calendar year. In the event where SKF will not be able to meet the purchased volume commitment due to reasons which are out of SKF or NNE control, some information will be confidentially shared with the NNE representatives in the semi-annual review meeting to explain the actual conditions leading to the need to reduce the purchased volume commitment The amount of an Excused Reduction, if applicable, will be agreed after the necessary information has been shared.

*Information omitted and submitted separately to the Commission under Rule 24b-2.

2.3
NNE itself or with its approved subcontractors shall reserve and/or maintain sufficient capacity to meet all of SKF's requirements of Products in both peak and down time market conditions, and shall ensure the timely deliveries of the Products. The Production capacity reserved for SKF will be based on Capacity Booking Information provided to NNE, according to the practice defined in the Supply Channel Contract between NNE and SKF Production Unit.

2.4
NNE shall have the right to use subcontractors when manufacturing Products to be sold to SKF under this Agreement. The use of such subcontractors will not relieve NNE from the responsibility for ensuring the quality of the subcontractors' materials, parts and services. Each NNE Subcontractor must be approved in writing by SKF, such approval not to be unreasonably withheld or delayed by SKF provided that such subcontractor fulfills SKF's requirements. SKF acknowledges and agrees that the following companies are approved subcontractors of NNE as of the date of this Agreement: NN Ball & Roller. Inc. ("NNBR") and NN Precision Bearing Products (Kunshan) Co.. Ltd ("NNA").

2.5	In case NNE divests a NNE Supply Unit (through a sale of shares or assets or otherwise, or through a merger or joint venture with a third party), NNE shall prior to such divesture

(i)	Confirm to SKF that NNE and its approved subcontractors have sufficient capacity to replace the divested capacity; or

(ii)
Cause the entity which will own such NNE Supply Unit following such divesture to be bound towards SKF to continue to supply Products pursuant to the conditions of this Agreement during the term hereof, and to confirm to SKF that it will be so bound.

2.6
In case SKF determines to shift production from SKF Production Units located in Europe, whether by closing a plant, moving a production line, decreasing European production levels, or otherwise, SKF shall give NNE at least six (6) months prior written notice and shall give NNE the right of first refusal to continue to supply the ball purchases of such shifted production (directly or, subject to required quality and customer approvals, through a parent or Affiliate), under the commercial conditions in this agreement.

2.7
The list of products subcontracted to NNBR, as amended from time to time, is listed in Exhibits 2.7.1 and 2.7.2. Landed Prices & delivery Service Performance of the Products manufactured in USA shall be the same as if Products were still delivered from a European NNE Supply Unit. In case of long distance sourcing (higher than 1 week time), Delivery conditions shall then include Consignment Inventories in Europe, at NNE's expenses.

There shall not be any additional costs due to longer transportation distances between the Consignment Inventories and impacted SKF Production Units. In case such a situation would occur, delivery conditions shall also be adapted, at NNE expenses, in order to fulfill the Supply Channel Contracts defined with the concerned SKF Production Unit.

2.8	NNE plan to transfer ball production to NNE Supply Unit in Kysucké Nove Mesto (Slovakia) set in Exhibit 2.8. where Ball Diameter Groups, Volumes in Euro and applicable rules are defined.
There shall not be any additional costs due to longer transportation distances between NNE Supply Unit in Kysucké Nove Mesto (Slovakia) and impacted SKF Production Units.
In case such a situation would occur, delivery conditions shall also be adapted, at NNE expenses, in order to fulfill the Supply Channel Contracts defined with these SKF Production Units.

2.9	NNE plan to transfer ball production to its subcontractor NNA set in Exhibit 2.9, where Ball Diameter Groups, Volumes in Euro and applicable rules are defined.
There shall not be any additional costs due to longer transportation distances between NNA and impacted SKF Production Units.
In case such a situation would occur, delivery conditions shall also be adapted, at NNE expenses, in order to fulfill the Supply Channel Contracts defined with these SKF Production Units.

3.	NEW, RE-ENGINEERED AND DISCONTINUED PRODUCTS

3.1
The Parties may during the term of this Agreement agree that certain New Products shall be added. Such changes shall be recorded in the form of a written amendment to Exhibit 1.9 setting forth (a) such New Product (b) the Specifications of any New Product, (c) the date when a New Product will be introduced, and (d) the price for such New Product to be applied at the time such amendment is executed. Such written amendment shall be executed in duplicate by each Party and added to this Agreement and shall thereafter be considered as valid. Each Party shall keep one copy of such written amendment.

3.2
Specifications of Products may change during the term of this Agreement. If a specification change results in a change in production cost, SKF and NNE agree to negotiate in good faith to appropriately adjust the price of Products.

4.	PRODUCTS AND PRICES

4.1
The prices for Products manufactured in Pinerolo (Italy), Kilkenny (Ireland), Eltmann (Germany) and its subcontractor NNBR shall develop according to the Price Development plan agreed between SKF and NNE set in Exhibits 4.1.1 and 4.1.2. which contains information about the Price Reductions agreed per each product segment / range during each contract year. In 2007, the price adjustment factors shall be applied on NNE Reference Prices 2006 (All seventeen (17) Exhibits from Exhibit 1.17.1 to Exhibit 1.17.17).

4.2
NNE Reference Prices 2006 are expressed in Euro (EUR), according to the development plan agreed with NNE for each year of the Contract. For Products manufactured by NN Precision Bearing Products (Kunshan) Co., Ltd, a subcontractor of NNE located in China, PRC, prices shall be invoiced in Chinese Yuan (CNY) for all SKF Production Units in China, PRC. These prices will remain in CNY for the duration of this agreement with annual productivity adjustments. Prices in Euro will be converted to Chinese Yuan (CNY), using the following currency exchange rate: 1 EURO = 10,200 CNY. For Ball Diameter Group "Hub Balls", NN Reference Prices 2006 shall refer to NN reference Prices 2006 set in Exhibit 1.17.17.

4.3
Prices of for Products transferred and manufactured by NNE Supply Unit in Kysucké Nove Mesto (Slovakia) and to NNE subcontractor NNA shall develop according to the plan set in Exhibit 2.8 and Exhibit 2.9.

4.4
Some price adjustments due to steel price (base price and/or scrap surcharges) fluctuations shall be agreed in advance and applied to all subjected products. It shall conform to the raw material clause set in Exhibit 4.4.1 to Exhibit 4.4.3.

4.5	SKF and NNE shall continuously work on programs to reduce the total costs for Products and the process for supply and delivery of Products aiming at reducing:

(i)	Costs in the internal SKF process;
(ii)	Costs in the internal NN process;
(iii)	Costs in the combined SKF and NNE processes; and
(iv)	Costs for the Products.

The Parties shall during the work on such programs and the implementation thereof forward to each other full details on any such costs and any savings resulting there from, and the Parties shall discuss in good faith the sharing of any such savings pursuant to the principle described above. The Parties shall before incurring any such costs agree on such costs and the split of any savings achieved. Such discussions shall take place in the Forum for "Improvement activities" established by the Parties, as described in section 13.2

4.6
For each year a cost reduction target for SKF's cost for Products shall be agreed between the parties based on the exchange of achievable projects requiring joint cooperation. At the end of each Contract Year the cost improvement results achieved will be jointly evaluated by NNE and SKF. The parties shall in connection therewith agree on appropriate adjustments of the prices referred to in section 4.1. section 4.3. section 4.4 and section 4.5 in order to reflect the achieved cost reduction.

5.	PAYMENT AND DELIVERY TERMS

5.1
The General Conditions of Purchase attached hereto as Exhibit 1.7, which are an integrated part of this Agreement, shall apply on all Purchase Orders agreed on according to this Agreement. In case of any discrepancy or ambiguity between the terms hereof and the SKF General Conditions of Purchase the terms and conditions of this Agreement shall prevail.

5.2
Delivery clauses shall be construed in accordance with the latest version of "INCOTERMS" 2000 (or any successor thereof). The delivery terms used by the Parties on the date hereof shall continue to apply until new delivery terms have been agreed in writing. SKF wishes to initiate negotiations as soon as practicable with the aim to agree on CIF prices with respect to all SKF Production Units.

5.3
NNE shall pack the Products in accordance with instructions issued by SKF, or instructions commonly developed by the Parties. The cost for packaging and packaging material shall be borne by NNE, unless otherwise agreed in writing on a Product-by-Product level. In keeping with current practice, the GSP pallets (pallet, collars and lids) will be invoiced separately by NNE with a full credit issued when these pieces are returned to NNE.

5.4
Payment shall be made within a period from the later of receipt of the invoice and delivery of the Products to SKF Production Unit, as set in Exhibit 5.4. Remittance of payment shall not be deemed to imply any acceptance of the delivery or the invoiced amount.

6.	ORDERING AND DELIVERY TERMS

6.1
SKF has developed systems, e.g. MCSS/Ramco, for the ordering and supply procedure. NNE accepts and agrees with the principles of these systems and procedures, e.g. electronic ordering and on-line entering of orders and other information (B2B, Systems to Systems communication/EDI, WebEDI) in the NNE planning systems. NNE also accepts and agrees with the SKF Supplier Delivery Concept, and that it will be used as the basis for NNE's deliveries to the SKF Production Units, and commits to work in accordance with the models, principles, criteria and rules set forth in the SKF Supplier Delivery Concept. The SKF Supplier Delivery Concept is based on the fact that each SKF Production Unit has different consumption patterns in respect of the Products, and that the SKF Production Unit has the role of being the customer in the supplier/purchaser relation. NNE will, with reference to the respective section and appendices headed capacity booking in the SKF Supplier Delivery Concept give feedback to each SKF Production Unit individually as soon as possible but within a maximum of five days from the date when the SKF Production Unit submitted its plan for volume requirements as described in the SKF Supplier Delivery Concept (i.e. capacity booking). In order to facilitate quick and efficient delivery meeting the requirements of each SKF Production Unit, ordering and supply shall take place in accordance with the specifications laid down in a separate document (the Supply Channel Contract as described in SKF Supplier Delivery Concept Appendix 6).

6.2
The MCSS/Ramco and other alternative SKF systems, as well as the SKF Supplier Delivery Concept, are subject to successive improvement and development actions in order to make SKF and NNE together to better meet customer requirements and to make SKF and NNE together more competitive.

6.3
Supply Channel Contracts shall for each Product contain the information set forth in Appendix 6 to the SKF Supplier Delivery Concept. The meaning of the term Supply Mode and the details on the four Supply Modes (Supply Modes 1-4) used in the Supply Channel Contracts is, as set forth in Appendix 2, 3 and 4 to the SKF Supplier Delivery Concept, which are agreed and accepted by NNE.

6.4
In cases where an SKF Affiliate has not implemented Supply Channels and/or Supply Channel Contracts but desires to implement, the Parties undertake to negotiate in good faith, and to use all reasonable efforts to reach agreement on Supply Channel Contracts. In those cases when SKF Production Channels are not implemented, the principles and rules for Supply Mode 3 and 4 shall apply for such Factories or Channels.

6.5
Orders and deliveries of Products shall be made in accordance with the Supply Mode and other details specified for each Product in the relevant Supply Channel Contract. Unless otherwise set forth in the relevant Supply Channel Contract, the delivery conditions set out in section 14 shall apply to all deliveries hereunder.

6.6	Delivery following a call-off shall be made within the lead-time specified for each Product in the relevant Supply Channel Contract.

6.7
NNE shall reserve and/or maintain sufficient capacity to be able to deliver to the SKF Affiliates its demand of Products in accordance with the SKF Supplier Delivery Concept and the Capacity Booking information where applicable, in both peak and down time market conditions and shall ensure the timely deliveries of the Products with the precision as measured according to the SKF "Supperf" measurements or other comparable SKF systems. NNE must be notified of any significant volume deviation with reasonable time for capacity adjustment. Feasibility and delivery terms related to these volume changes must be agreed with NNE. A direct and confidential access to any NNE Supply Unit delivery performance is given to nominated representatives of NNE Supply Units in SKF Purchasing portal (SKF.COM website).

6.8	NNE shall deliver Products with Zero Broken Promises in accordance with the SKF Zero Defect Strategy.

7.	DELAYS

7.1
NNE shall deliver timely with Zero Defect Delivery. If NNE anticipates that it will not be able to timely deliver Products, NNE shall forthwith notify SKF thereof in writing, acknowledging a new precise and reliable delivery time. NNE shall in such case at its own expense take all reasonable measures to minimize such delay. NNE shall bear any extra cost (including but not limited to extra freight charges) incurred in ensuring that deliveries reach the SKF Production Unit on time and in ensuring that incurred delays are minimized. Should such extra costs occur as a result of circumstance for which SKF or an SKF Affiliate is responsible, SKF shall be responsible for such extra cost.

7.2
In line with the SKF Zero Defect policy SKF has in case of a delivery delay, provided that the delay is not a result of an action taken by SKF, the right to cancel the Purchase Order without any right for NNE to claim any alternative volume or economical compensation.

If NNE is in delay on multiple occasions for delivery of the same Product, SKF may choose to provide notice in writing that continued delivery delays could result in cancellation of the obligation to purchase that Product from the specific SKF Production Unit and/or delete the Product(s) concerned from the assortment of this Agreement without any right for NNE to claim any alternative volume or economical compensation. After such written notice is given, NNE will be given 30 calendar days to implement such corrections as necessary to correct the cause(s) of the delivery delay before SKF can exercise its right to cancel a Product from the assortment of this agreement. In case delays still occur after the implementation of such remedies, SKF will have the right to delete the Product from the assortment of this agreement with immediate effect without any right for NNE to claim any alternative volume or economic compensation.

7.3
If delay in delivery is caused by Force Majeure or by an act or omission on the part of SKF, the time for delivery shall be extended by a period which is reasonable having regard to all the circumstances in the case.

7.4
In case of current and/or anticipated serious delays, NNE has the responsibility to immediately find SKF approved alternative sources at NNE's expenses. Should such extra costs occur as a result of circumstance for which SKF or an SKF Affiliate is responsible, SKF shall be responsible for such extra cost. Alternatively SKF may at its sole decision employ a third party supplier to supply the agreed Products at the risk and at the reasonable expense of NNE. The terms, as specified in section 2.4, shall apply also as regards the alternative sourcing arranged by NNE.

7.5
For delays resulting from the fault of NNE or NNE Subcontractors, SKF shall be entitled to compensation up to the actual costs, damages or losses suffered by SKF. Such compensation will not include any special, consequential or punitive damages or any lost profits.

7.6
NNE shall bear any extra cost (including but not limited to extra freight charges) incurred in ensuring that deliveries reach the SKF Production Unit on time and in ensuring that incurred delays are minimized. Should such extra costs occur as a result of circumstance for which SKF or an SKF Affiliate is responsible, SKF shall be responsible for such extra cost.

7.7	In addition to the remedies specified above the remedies and sanctions set forth in the General Conditions shall apply should NNE or the NNE Supply Unit fail to comply with the above.

8.	QUALITY

8.1
The SKF Quality Standards for Suppliers, attached hereto as Exhibit 8.1 as amended from time to time, shall in applicable parts apply to all deliveries hereunder. In case of any discrepancy between the terms hereof and the SKF Quality Standards for Suppliers and the SKF General Conditions of Purchase, the terms hereof shall apply.

SKF Quality Standards for Suppliers can be downloaded from SKF website. http://www.skf.com/portal/skf/home/about?contentId=243695&iang=e

8.2	NNE, NNE affiliates and their subcontractors accept and agree to the Principles of the SKF Code of Conduct.
http://www.skf.com/portal/skf/home/ about?contentId=004557

8.3	NNE accepts and agrees to the Principles of the SKF Environment, Health and Safety (EHS) policy.

NNE shall submit an action plan related to the reduction of CO2 emission by the end of 2007 at the latest. It shall be part of Improvement Activities portfolio (see section 13.2 and section 13.3). http://www.skf.com (select "Investors" –> "Sustainability" –> "Policies").

8.4	NNE accepts and agrees to the principles of the SKF Zero Defect Strategy, as amended from time to time, and commits accordingly to deliver Products with Zero Defects including Zero delays.

8.5	NNE shall aim for continuous improvement of its Delivery performance ("Supperf') and Quality of the Products.

8.6
NNE accepts and agrees to work according to the requirements of the SKF prohibited substances or substances to be avoided. The lists of prohibited or restricted substances referred to in the SKF Quality Standard for Suppliers; in the chapter entitled "Environment" are included in the International Material System Database (IMDS) at the web site http://www.mdsystem.com/html/en/home_en.htm

9.	PRODUCT WARRANTY

9.1
NNE warrants the proper and professional manufacture of the Products, that they will be free from defects, and mat they will conform to agreed Specifications. NNE shall immediately upon SKF's written request remedy defective Products free of charge or, if SKF so wishes, compensate SKF for the value of such defective Products or for the cost of their rectification.

In addition, NNE shall compensate SKF for all costs, damages and losses incurred by SKF as a result of the defective Products.

9.2
The shelf life warranty period is 12 months after delivery by NNE. The warranty for corrosion is limited to the 12-month shelf life period. The warranty period for manufacturing defects shall be 24 months from the date of delivery by NNE, except for automotive products, which always shall have a warranty period of 36 months from the date of delivery to SKF.

9.3
When a defective Product has been remedied, NNE shall be liable for defects in the replaced or repaired Product under the same terms and conditions as those applicable to the original Product pursuant to section 9.2 above.

9.4
SKF shall without undue delay notify NNE of any defects which appears.  Such notice shall under no circumstances be given later than one (1) month after the defect became known to SKF. The notice shall contain a description of the defect. If SKF does not notify NNE of a defect within the time limit set forth above, SKF shall loose its right to have the defect remedied. Upon receipt of such notice NNE shall remedy the defect or replace the Product without undue delay and at its own cost.

9.5
If NNE does not fulfill its obligation to rectify or replace a Product hereunder within a reasonable time, SKF may, by written notice, fix a final time (which should not be less than 8 calendar days) for completion of NNE's obligations. If NNE fails to fulfill its obligations within such final time, SKF may itself undertake to employ a third party to supply new Products or to undertake necessary remedial work at the risk and expense of NNE

(i)	Where the Products have not been successfully remedied or replaced SKF is entitled to a reduction of the purchase price in proportion to the reduced value of the Product(s) concerned, or

(ii)
Where the defect is so substantial as to significantly deprive SKF of the benefit of the supply of such Product, SKF may terminate the order. Such termination will have no effect on SKF's right to compensation under this Agreement.

9.6
In markets where SKF is required by applicable laws and regulations or alternatively is required by specific customer to provide an extended warranty or is subject to extended liability for defects, SKF may request NNE to extend its warranty and liability to cover SKF's obligations. The parties agree to work together in good faith to resolve any unique cost issues related to this change. If NNE does not accept to extend its warranty and liability accordingly, SKF may cancel any affected Purchase Orders with immediate effect without any right for NNE to claim any damage or compensating volumes.

10.	INSURANCE

10.1
NNE shall provide evidence of a business and product liability insurance in the amount of at least 5,000,000 Euro (five million Euro) for NNE and all NNE Supply Units and subcontractors (NN Balls and Rollers, Inc, NN Precision Bearing Products (Kunshan) Co., Ltd) must maintain such insurance with regard to the risks covered and the amount of coverage for the term of this Agreement.

11.	PATENT INFRINGEMENT

11.1
NNE shall hold SKF harmless against claims of patent infringement in respect to the Products provided that SKF shall without undue delay but in any event within 90 days after the claim is brought against it or an SKF Affiliate, notify NNE of the claim. After such notification NNE shall participate in and handle any negotiation and/or defense of the claim or legal proceeding at NNE's expense. In this event SKF shall fully and at its own expense co-operate with NNE. NNE shall continuously keep SKF fully informed of such claims or legal proceedings. If SKF desires to maintain its own defense, SKF shall do so at its own expense and NNE shall fully and at its own expense co-operate with SKF.

12.	CONFIDENTIALITY

12.1
Unless otherwise provided in this Agreement, during and after the term of this Agreement, each party hereto shall keep in confidence any and all of the other party's technical, engineering, production, marketing, sales or other business data and information (including, but not limited to, all documents, designs, samples, tools, drawings, plans and programs) relating to the Products or other products of the other party which shall come to its knowledge or be supplied or acquired from the other party in the course of the business transactions under this Agreement and shall not disclose the same to any third party without prior written consent of the other party.

If either party is requested or required by law or by legal or administrative process to disclose any such information, such party (the "Recipient") will notify the other party (the "Disclosing Party") of such request or requirement so that Disclosing Party may seek an appropriate protective order or other relief. If a protective order or other relief is not obtained by Disclosing Party within 30 days following Recipient's delivery of such notice, or if Recipient's legal counsel advises in writing that Recipient is required to disclose the Confidential Information prior to the expiration of such 30-day period, Recipient may disclose Confidential Information in accordance with such request or requirement, provided that Recipient (a) may disclose only that portion of the Confidential Information which Recipient's legal counsel advises in writing is required to be disclosed, (b) must use its reasonable efforts to ensure that the Confidential Information so disclosed is treated confidentially, and (c) must notify Disclosing Party as soon as reasonably practicable of the items of Confidential Information so disclosed.

13.	IMPROVEMENT ACTIVITIES AND NEGOTIATIONS

13.1
The Parties have established a forum for Negotiations of possible disagreement that may arise in connection with the supply and purchase of Products hereunder, such as the introduction of new Products, modification of existing Products, negotiations of further Supply Channel Contracts, Improvement activities and any extension of this Agreement or the replacement hereof with a new or modified supply agreement after the termination hereof.

During the Contract period, the parties shall meet regularly (frequency to be agreed) in order to identify, define, prioritize and review Improvement activities and results according to QCDIM methodology (Quality, Cost, Development, Innovation, and Management).

13.2
The Negotiations and Improvement activities forum shall consist of 2 persons of which each Party shall nominate one. NNE has for this purpose initially nominated Robert R. Sams and SKF has initially nominated Eric Durand. If one Party wishes to replace the person nominated by it, the Party concerned shall notify the other Party in writing of the replacement. SKF and, respectively, NNE may also designate alternates who may participate at meetings of the negotiation forum as substitutes for a designated person. The persons appointed by the Parties shall also be entitled to ask in-house experts to participate in any negotiation to discuss specific topics.

13.3
The Negotiation forum shall meet whenever reasonably requested by a Party. Such request shall be submitted in writing and shall contain such documents and information as is relevant and necessary for the other Party to prepare for a negotiation. Any agreements reached during the negotiations shall be made in writing and signed by the appointed persons who are hereby authorized to sign such documents on behalf of the Party who has appointed the person in question.

14.	DURATION

14.1
This Agreement shall become effective on January 1st, 2007 and shall continue in force and effect until December 31st, 2009, when it shall terminate automatically. The Parties shall no later than 12 months in advance of such expiration initiate negotiations pursuant to the principle described in section 13 above concerning a possible new supply agreement to apply after the expiration of this Agreement.

15.	TERMINATION

15.1	This Agreement may be terminated forthwith by written notice upon the occurrence of any or more of the following events

(i)	By the other Party, if a Party hereto becomes incapable for a period of 120 days of performing any of its obligations under this Agreement because of Force Majeure; or

(ii)
By the other Party, if either Party hereto should become insolvent, have a receiver or administrator appointed of its assets, or if a petition for bankruptcy is filed by the Party itself or if other bankruptcy proceedings are commenced against such Party; or

(iii)	By SKF, if NNE directly or indirectly becomes acquired by, or merged with a competitor of SKF or otherwise becomes controlled by a competitor of SKF.

15.2
SKF may immediately terminate this Agreement, in whole or in part, in respect of one or several Products of a concerned SKF Production Channel's assortment or of the total SKF assortment, if NNE commits a material breach of any of its obligations under this Agreement and fails to cure such breach within thirty (30) days after written notice by SKF of such breach. NNE may terminate this Agreement, in whole or in part, if SKF commits a material breach of any of its obligations under this Agreement and fails to cure such breach within thirty (30) days after written notice by SKF of such breach.

15.3
If NNE does not comply with the SKF Quality Standards for Suppliers or any changes thereof within reasonable time after notice of change, and continues to fail to comply following notice of such noncompliance and a reasonably opportunity to cure, SKF shall be free to terminate this Agreement with immediate effect upon written notice. If changes in the SKF Quality Standards for Suppliers cause increases in cost of the Products, NNE shall notify SKF in writing. In such circumstances, SKF and NNE agree to negotiate in good faith to appropriately adjust the price of Products.

15.4	Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties on the date of termination, unless expressly waived in writing by the Parties.

16.	MISCELLANEOUS

16.1
This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other supply agreements, commitments or representations in respect of Products, which may have been made by the Parties either orally or in writing prior to the signing hereof.

16.2
If any provision of this Agreement is or becomes invalid, ineffective, unenforceable or illegal for any reason, this shall not affect the validity or enforceability of any or all of the remaining provisions hereof. In such case, the Parties shall forthwith enter into good faith negotiations to amend such provision in such a way that, as amended, it is valid and legal and to the maximum extent possible carries out the original intent of the Parties as reflected herein with respect to the matter in question.

16.3	The provisions of section 9 and 11 above, as well as section 7 and 8 in the General Conditions of Purchase shall survive any termination or expiration of this Agreement.

16.4
The failure of one of the Parties under this Agreement to exercise any right, power or option given to it under this Agreement or applicable law, or to insist upon strict compliance with the terms of this Agreement by the other Party, shall not constitute a waiver of the terms and conditions of this Agree- ment with respect to any subsequent breach thereof, nor a waiver by any of the Parties of its rights at any time thereafter to require strict compliance with all of the terms of this Agreement.

16.5
Any notice required or permitted by this Agreement shall be in writing. Such notices shall be written in English. Such notices shall be delivered by hand, or may be sent by telefax, by air courier, to the Parties at the following addresses:

16.5.1	If to SKF:	SKF France
BP239
37542 Saint-Cyr-sur-Loire Cedex
France
Attention: Director, Finished Components
Group Purchasing Office
Telefax: +33 2 47 40 33 80

	with a copy	to:
AB SKF
SKF Group Headquarters
SE-415 50 GOTEBORG
Sweden
Attention: Director, Group Purchasing
Telefax: +46 31 337 1691

16.5.2	If to NNE:	NN Europe Aps
Corso Torino 378
10064 Pinerolo (TO)
Italy
Attention: Sales Director
Telefax: +39 0121 234307

	with a copy	to:
NN, Inc. (USA)
2000 Waters Edge Drive
Building C, Suite 12
Johnson City, Tennessee 37604
USA
Attention: V.P. Sales
Telefax: +1 423 743 2670

16.5.3
Any Party may change its address and numbers by giving notice in accordance with the terms of this sub-section 12.5 Any notice shall be effective when received in the offices of the Parry to which it is sent.

16.6
References to SKF and NNE in this Agreement include - where appropriate with regard to the context - references to all SKF Affiliates and NNE Supply Units respectively to the intent and effect that each reference to a Party shall be construed as a reference to that Party. Each Party shall take all necessary action to ascertain that its Affiliates or units act in accordance with the terms and conditions of this Agreement

16.7
The fulfillment of an individual Purchase Order inside the scope of this Agreement shall be the sole responsibility of the companies being parties to the Purchase Order in question. However, the performance or non- performance of the undertakings of a Purchase Order may trigger rights and obligations to the Parties to this Agreement and not only the companies being party to the individual Purchase Order.

16.8	The use of the customer relationship with SKF for advertising purposes requires the prior written approval of SKF.

16.9	At the request of SKF, NNE shall provide SKF with information on the environmental acceptability and recycling possibility of the Products, including packaging.

16.10	NNE shall not advertise or publicize, in any way, without the prior written approval of SKF, the fact that NNE supplies or has been contracted to supply Products to SKF.

16.11	The Parties agree to cooperate in good faith and to correct any mistakes or errors in the text of the Exhibits and Schedules to this Agreement.

16.12	Neither party shall be liable in any circumstances for any special, consequential or punitive damages beyond the extent of such Party's insurance coverage available for such damages.

17.	GOVERNING LAW AND SETTLEMENT OF DISPUTES

17.1
This Agreement shall be governed by and construed in accordance with the substantive laws of Denmark. Each Purchase Order agreed on based on this Agreement shall however, be governed by and construed in accordance with the laws of the country in which the purchasing SKF Affiliate has its principle place of business.

17.2
Any dispute, controversy or claim arising out of or in connection with this Agreement or a Purchase Order entered into based on this Agreement, or breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. The number of arbitrators shall be three and at least the chairman shall be from the country in which the proceeding shall take place. The appointing authority shall be the International Chamber of Commerce in Copenhagen. The place of arbitration shall be Copenhagen. The arbitration proceedings shall, unless otherwise agreed, be held in the English language. Among the remedies available to them, the arbitrators shall be authorized to order the specific performance of provisions of this Agreement. The award rendered by the arbitrators may include costs of arbitration, reasonable counsel's fees, and reasonable costs for expert and other witnesses.

17.3
All papers, documents or evidence, whether written or oral, filed with or presented to the panel of arbitrators shall be deemed by the parties and by the arbitrators to be Confidential Information. No party or arbitrator shall disclose in whole or in part to any other person any Confidential Information submitted in connection with the arbitration proceedings, except to the extent reasonably necessary to assist counsel in the arbitration or preparation for arbitration if the dispute. Confidential Information may be disclosed (i) to attorneys, (ii) to parties, and (iii) to outside experts requested by either party's counsel to furnish technical or expert services or to give testimony at the arbitration proceedings, subject, in the case of such experts, to execution of a legally binding written statement that such expert is fully familiar with the terms of this Section, agrees to comply with the confidentiality terms of this Section, and will not use any Confidential Information disclosed to such expert for personal or business advantage.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed in two counterparts, as of the day and year first above written.

SKF FRANCE	NN Europe Aps

/s/ Jean Tournous	/s/Johannos Cihau
Signed	Signed
Jean Tournous	Johannos Cihau
By	By
CEO	Sales Director
Title	Title
15-05-2007	9.05.2007
Date	Date

/s/ Jean Luc Thounieux	/s/ Nicola Trombetti
Signed	Signed
Jean Luc Thounieux	Nicola Trombetti
By	By
Purchasing Director Finished Components	NNE Managing Director
Title	Title
2007/05/24	3/5/2007
Date	Date

EXHIBIT 1.7

GENERAL CONDITIONS OF PURCHASE - valid since 2002-08-19
These conditions of purchase shall apply in full unless otherwise agreed in writing. Any other general conditions shall not be applicable, even if they were not rejected explicitly in any individual case.
1. Definitions
1.1	"SKF" shall mean any company within the SKF Group of companies purchasing products under these General conditions.
1.2	"Supplies" shall mean any company delivering products to SKF under these General Conditions.

1.3
"Agreement" shall mean any agreement between SKF and the Supplier related to the sale and purchase of any products. These General Conditions and the SKF Quality Standards for Suppliers (as defined below) form an integral part of the Agreement.

1.4	"Products" shall mean any products purchased by SKF under these General conditions.

1.5
"Defective Products" shall mean Products that are not in accordance with technical and other specifications set up by SKF or are not fit for the purpose intended. In the absence of documented SKF requirements, "Defective Products" shall mean products that are not in accordance with approved sample deliveries of the Products or where no samples are delivered, does not conform to generally accepted industry standards

1.6	"SKF Quality Standard for Suppliers" quality requirements issued b SKF Group Purchasing.
2. Inspection of Production
2.1	SKF shall have the right to inspect the Supplier's production, take samples and carry out other necessary investigations on the Supplier's premises.
2.2	It is the Supplier's responsibility to see to it that SKF can exert its right according to clause 2.1 even in cases where production is assigned, partially or entirely, to another company.
3. Quality
3.1	The Products shall be in accordance with technical and other specifications set up by SKF. The Supplier shall comply with the SKF Quality Standards for Suppliers.
3.2
The Supplier is not allowed to change the function, appearance, properties and material of the Products concerned, without the prior written consent of SKF, after SKF has approved the sample deliveries.

3.3	SKF's approval of Products shall not affect the Supplier's liability under the Agreement.
3.4
The Supplier shall notify SKF forthwith of any known or apprehended Defective Products. SKF shall notify the Supplier of any Defective Products within 6 months after the Defective Products have been detected by SKF.

3.5
If, on account of Defective Products, SKF deems it necessary to carry out an inspection of any or all Products delivered, this shall be effectuated after consultation with the Supplier, at the Supplier's expense. The Supplier shall compensate SKF for the cost of such inspection.

3.6
The Supplier shall, immediately upon SKF's request, replace or rectify Defective Products free of charge or, if SKF so wishes, compensate SKF for the value of such Defective Products or for the costs of their rectification. In addition, the Supplier shall compensate SKF for all costs, damages and losses incurred by SKF as a result of the Defective Products.

3.7
If Defective Products have been incorporated in SKF products that have been delivered to SKF customers, SKF shall have the right to call back the SKF products concerned, at the expense of the Supplier.

3.8
The Supplier shall indemnify SKF for freight charges with respect to Defective Products and, if the Defective Products are returned to the Supplier, the freight charges for returned Defective Products. All transport of the Defective Products in conjunction with rectification of defects shall be at the Supplier's account and risk.

3.9
The Supplier's obligations under clause 3.5-3.8 above shall expire 2 years after the SKF Products, in which the Defective Products have been incorporated, have been delivered to any SKF customer outside the SKF Group. The period of time under which the obligations shall exist shall however, not exceed 3 years from delivery of the Defective Products to SKF. For the avoidance of doubt in the event German Civil Code is applicable, §487,479 BGB shall remain unaffected. The time limitations in this clause shall not affect the Supplier's product liability under clause 7 below.

3.10	When a Defective product have been remedied Supplier shall be liable for defects in the replaced or required Product under the same terms and conditions as those applicable to the original Products.

4. Technical Modifications
SS    SKF reserves the right after the order has been placed, to modify the agreed product specifications. Any such modification shall be confirmed in writing. Any difference in price and/or delivery date resulting from such modifications is to be subject to mutual agreement and must be confirmed in writing.

5. Deliveries
5.1	Deliveries shall be made in accordance with agreed delivery dates.
5.2
SKF does not accept any responsibility for Products supplied in quantities exceeding those agreed upon. Such products may be returned to the Supplier's expense. The risk for such Products shall be borne by the Supplier.

5.3
SKF does not accept any responsibility for Products delivered before the agreed date. Such Products may be returned to the Supplier at the Supplier's expense. The risk for such products shall be borne by the Supplier.

5.4
The Supplier shall forthwith notify SKF in writing of any known or apprehended events that may result in a breach of the agreed delivery date and advise SKF as soon as possible thereafter when delivery can be expected.

5.5	The Supplier shall have to pay for any extra freight charges incurred in ensuring that delayed deliveries reach SKF on time.
5.6	The Supplier shall compensate SKF for all costs, damages and losses incurred by SKF as a result of late delivery.

6. Termination
6.1
When Products are delivered after agreed delivery time or when Defective Products are not rectified or replaced within reasonable time, without limitations of SKF's other rights, SKF has the right to terminate the Agreement in full or in part.

6.2	If the Supplier fails to fulfill his obligations under the Agreement, SKF shall have the right to terminate the Agreement forthwith.

6.3	If the Supplier becomes insolvent or if the ownership of the Supplier is transferred to another party, SKF has the right to annul forthwith the Agreement in full or any part therof.

7. Product liability
To the extent that SKF might incur product liability itself or toward any third party, the Supplier shall indemnify SKF as far as the damage or SKF's liability is due to Defective Products.

8. Confidentiality
8.1
Designs, samples, tools, drawings, plans, programs or other information provided by SKF to the Supplier must not be used by the Supplier for any other purpose than the fulfillment of the agreement and must not be reproduced or disclosed to a third party without written permission from SKF.

8.2
On the request of SKF the Supplier shall return all documentation and computer readable data, copies included, that the Supplier has received from SKF. Copies made by the Supplier or on behalf of the Supplier shall be destroyed forthwith.

8.3	The Supplier shall not advertise or publicize in any way, without the prior written permission from SKF, the fact that he supplies, or has been contracted to supply, Products to SKF.
8.4	Designs, samples, drawings, plans and programs ordered by SKF are SKF's property.

8.5
On delivery, the Supplier shall free of charge provide SKF with the agreed number, or at least one copy, of documents and drawings that are sufficiently detailed to enable SKF to carry out assembly, starting up, running and maintenance of the Products.

9. Laws and regulations
Supplier shall comply with all relevant laws and regulations.

10. Terms of delivery
Delivery clauses shall be constructed in accordance with the latest version of "INCOTERMS".

11. Payment
11.1	The term of payment shall take effect from the date the invoice reaches SKF. Payment shall never be made before the Product has been delivered.
11.2	Reception of payment shall not affect SKF's right under the Agreement.

11.3	SKF Shall not accept additional charges, such as service fees or invoicing charges.

12. Force majeure
12.1
Neither of the parties shall be bound by any undertaking which it is prevented from fulfilling by force majeure such as industrial disputes, third party strikes and lockouts, riots, insurrection, fire, flood, war, confiscation, or if competition is prevented by governmental intervention or regulations or other circumstances beyond the control of the party and which the party could not reasonable be expected to have anticipated at the time of the purchase, and the consequences of which the party could not reasonably have avoided or overcome.

12.2
If for any of the above reasons, the delivery delays exceed or is estimated to exceed six months the parties are free to annul that part of the Agreement relating to the delayed delivery or non-delivery without incurring any liability with respect to the other party.

12.3	If a party wishes to refer to force majeure, he is obligated to notify the other party forthwith of the arising and ceasing thereof.

13. Arbitration
13.1
Any dispute, controversy or claim arising our or in connection with this Agreement, or breach termination or invalidity thereof, shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present force. The number of arbitrators shall be three and at least the chairman shall be from the country in which the proceeding shall take place. The appointing authority shall be the International Chamber of Commerce in Paris.

13.2
The place of arbitration shall be the capital city of the country in which SKF Affiliate has its principle place of business. The arbitration proceedings shall, unless otherwise agreed, be held in the English languate.

14. Applicable law
The Agreement shall be governed by the substantial law of the country in which the purchasing SKF company has its principle place of business.

EXHIBIT 1.9.1

PRODUCTS

Any steel balls approved by SKF according to SKF "D36 specifications for suppliers" in the diameter range from 3,969mm up to 60,325mm, as set below.

Balls are spread in Ball Diameter Groups, as follow:
➢From 3,969mm to 8,731mm included hereinafter called "Small Balls"
➢From 9mm up to 14,288mm included (Hub Balls excluded) hereinafter called "Small/Medium Balls"
➢Hub Balls hereinafter called "Hub Balls"
➢From 14,5mm up to 20mm included hereinafter called "Medium/Large Balls"
➢From 20,5mm up to 60,325mm included hereinafter called "Large Balls''

  [Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.9.2

PRODUCTS (CONT'D)
Any steel balls approved by SKF according to SKF "D36 specifications for suppliers" in the diameter range from 3,969mm up to 60,325mm, as set below.

Balls are spread in Ball Diameter Groups, as follow:
From 3,969mm to 8.731mm included hereinafter called "Small Balls"
From 9mm up to 14.288mm included (Hub Balls excluded) hereinafter called "Small/Medium Balls"
Hub Balls hereinafter called "Hub Balls"
From 14,5 mm up to 20mm included hereinafter called "Medium/Large Balls"
From 20,5mm up to 60,325mm included hereinafter called "Large Balls"

  [Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.12

SKF PRODUCTION UNITS

SKF SABB Gothenburg (Sweden)
SKF LSB Schweinfurt (Germany)
SKF Steyr (Austria)
SKF DGBB St Cyr sur Loire (France)
SKF DGBB Bari (Italy)
SKF Massa (Italy)
SKF Vilar Perosa (Italy)
SKF Nilaï (Malaysia)
SKF DGBB Bangalore (India)
SKF Uitenhage (South Africa)
SKF DGBB Fontenay Le Comte (France)
SKF DGBB Cassino (Italy)
SKF DGBB Jakarta (Indonesia)
SKF DGBB Sopot (Bulgaria)
SKF MSBU-CBU St Cyr sur Loire (France)
SKF BTU St Cyr sur Loire (France)
SKF HBU St Cyr sur Loire (France)
SKF HBU Airasca (Italy)
SKF HBU Tudela (Spain)
SKF HBU Cajamar (Brazil)
SKF HBU Changwon (Korea)
SKF HBU Shanghai (China)

EXHIBIT 1.13

TECHNICAL SPECIFICATIONS OF THE PRODUCTS

Technical specifications of the balls can be found in SKF "D36" Specifications for Suppliers that are kept in electronic format in SKF Databases to ensure their continuous update and validity. In case of any amendment, SKF shall inform its suppliers and submit the modifications in written.

EXHIBIT 1.17.1

NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF SABB Bothenburg (Sweden)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.2
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF LSB Schweinfurt (Germany)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.3
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF Steyr (Austria)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.4
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF DGBB St Cyr sur Loire (France)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.5
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF DGBB Bari (Italy)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.6
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF Massa (Italy)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.7
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF Villar Perosa (Italy)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.8
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF Nalaï (Malaysia)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.9
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF DGBB Bangalore (India)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.10
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF Uitenhage (South Africa)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.11

NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF DGBB Fontenay Le Comte (France)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.12
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  DGBB Cassino ((Italy)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.13
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF DGBB Jakarta (Indonesia)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.14
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT: SKF DGBB Sopot (Bulgaria)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.15
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF MSBU-CBU St Cyr-sur-Loire (France)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.16
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF BTU St Cyr-sur-Loire (France)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.17
NNE REFERENCE PRICES LIST 2006

SKF PRODUCTION UNIT:  SKF HBU Airasca (Italy)
                                                   SKF HBU St Cyr-sur-Loire (France)
                                                   SKF HBU Tudela (Spain)
                                                   SKF HBU Cajamar (Brazil)
                                                   SKF HBU Changwon (Korea)
                                                   SKF HBU Shanghai (China, PRC)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 1.17.18
NNE REFERENCE PRICES LIST 2006

for

BALL DIAMETER GROUP "Small/Medium Balls"

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 2.7.1

LIST OF PRODUCTS SUBCONTRACTED TO NN Balls and Roller sInc., USA (NNBR)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 2.7.2

LIST OF PRODUCTS SUBCONTRACTED TO NN Balls and Roller sInc., USA (NNBR)

[Redacted*]

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 2.8

NNE PRODUCTION TRANSFER PLAN 2007-2009 to Kysucké Nove Mesto (Slovakia)

VOLUME MOVEMENT 2007-2008-2009

The Parties have defined the Product range to be considered by this movement Volume transferred from NNE to its new Supply Unit in Slovakia is expressed in thousands of Euro. The Parties may amend product Content and Volume after an official approval of both Parties in writing.

 [Redacted*]

PRICE DEVELOPMENT PLAN 2007-2008-2009

 [Redacted*]

On January 1st, 2007. SKF will be immediately granted  [Redacted*] percent (%) reduction on all Products planned to be manufactured by NNE Supply Unit in Slovakia.

Additional  [Redacted*] percent (%) [i.e.  [Redacted*] minus  [Redacted*]] will be applied after approval of the PPAP according to the rules set below:

•
NNE and SKF have agreed to specific product transfer plans, including timing for PPAP submissions, to the NNE Supply Units in Slovakia with associated price structures that provide additional savings to SKF on the basis of the volume movement agreed above.

•
If NNE Supply Unit in Slovakia is not able to provide the PPAP submission within sixty (60) calendar days of the agreed plan timetable for any reason other than Force Majeure, NNE is required to honor the price development agreed beginning 6 months after the PPAP commitment date, as if the balls were being supplied from Slovakia.

•
In the event mat this clause must be enforced and NNE submits the required PPAP later than the sixty (60) calendar day period, SKF will have a maximum of six (6) months from the submission date of the PPAP to grant approval and begin to receive products from the new factory. If this approval is not granted within six (6) months of the PPAP submission, the price in effect will revert back to the appropriate price level for the original NNE Supply Unit.

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 2.9

PRODUCTION TRANSFER PLAN 2007-2009 to NNE Subcontractor NNA

VOLUME MOVEMENT 2007-2008-2009

The Parties have defined the Product range to be considered by this movement Volume transferred from NNE to its Subcontractor is expressed in thousands of Euro. The Parties may amend Product Content and Volume after an official approval in writing.
 [Redacted*]

PRICE DEVELOPMENT PLAN 2007-2008-2009

 [Redacted*]

 On January 1st, 2007, SKF will be immediately granted  [Redacted*] percent (%) reduction on all Products planned to be manufactured by NNA on behalf of NNE.

Additional  [Redacted*] percent (%) [i.e.  [Redacted*] minus  [Redacted*]] will be applied after approval of the PPAP according to the rules set below:

•
NNE and SKF have agreed to specific product transfer plans, including timing for PPAP submissions, to NNA (NNE Subcontractor in China) with associated price structures that provide additional savings to SKF on the basis of the volume movement agreed above.

•
If NNA Supply Unit is not able to provide the PPAP submission within 60 calendar days of the agreed plan timetable for any reason other than Force Majeure, NNE is required to honor the price development agreed beginning 6 months after the PPAP commitment date, as if the balls were being supplied from Slovakia

•
In the event that this clause must be enforced and NNE submits the required PPAP later than the sixty (60) calendar day period, SKF will have a maximum of six (6) months from the submission date of the PPAP to grant approval and begin to receive products from the new factory. If this approval is not granted within six (6) months of the PPAP submission, the price in effect will revert back to the appropriate price level for the original NNE Supply Unit.

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 4.1.1

PRICE DEVELOPMENT PLAN 2007-2008-2009 FOR PRODUCTS

Manufactured by

NNE Supply Units in Pinerolo (Italy), Kilkenny (Ireland), Eltmann (Germany) and its Subcontractor NNBR

For all SKF Production Units except “SKF DGBB Sopot (Bulgaria)” and “SKF Nilai (Malaysia)”:

  [Redacted*]

(1)
Price change effective in 2007 shall be calculated over NNE Reference Prices 2006, For Ball Diameter Group “Hub Balls”, NNE Reference Prices 2006 shall refer to NNE Reference Prices 2006 set in Exhibit 1.17.17. For all other Ball Diameter Groups, NNE Reference Prices 2006 shall refer to NNE Reference Prices 2006 set in Exhibits 1.17.1 to 1.17.7. Exhibits 1.17.9 to 1.17.13 and Exhibits 1.17.15 to 1.17.16.

(2)	Each year, price change compared to previous Contract year shall become effective on the 1st of January of the Contract Year

For SKF Production Unit “SKF DGBB Sopot (Bulgaria)”:

  [Redacted*]

(1)	Price change effective in 2007 shall be calculated over NNE Reference Prices 2006 set in Exhibit 1.17.14.

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 4.1.2

PRICE DEVELOPMENT PLAN 2007-2008-2009 FOR PRODUCTS

Manufactured by

NNE Supply Units in Pinerolo (Italy), Kilkenny (Ireland), Eltmann (Germany) and its Subcontractor NNA

For SKF Production Unit "SKF Nilai (Malaysia)":

  [Redacted*]

(1)	Price change effective in 2007 shall be calculated over NNE Reference Prices 2006 set in Exhibit 1.17.8.

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 4.4.1

RAW MATERIAL CLAUSE

SKF and NNE agree that the prices of Products will be subject to periodic adjustment due to changes in the base material price from the raw material suppliers of NNE and its Subcontractors as well as due to changes in scrap surcharges. Due to the fact that NNE and its Subcontractors have unique commercial conditions with their suppliers, the material price adjustment will be calculated based on the origin of the products.

1.	For products from NNE'sEuropean facilities:

a.
Adjustment for Change in Base Price: Pricing of Products will be adjusted January 1st of 2008 and 2009 in accordance with material cost changes by applying the Material Content Percentage, [Redacted*] to the Percentage Change in Material Cost. The base material cost effective January 1,2007 is  [Redacted*]. NNE will provide to SKF its best estimate of the pending change by October 15th of each year to facilitate SKF's planning process. Once material negotiations are completed, NNE will provide to SKF the actual ball price adjustment with the supporting calculation of the Percentage Change in Material Cost and the associated adjustment to Product prices as well as evidence showing these material cost changes.

b.
Adjustment for Quarterly Change in Scrap Surcharges: Effective January 1, 2007, a Base Scrap Surcharge of  [Redacted*] ton has been established by calculating the average scrap surcharge experienced by NNE in 2006. For reference this was derived from the French E8 Index during the period from October 2005 through September 2006. On January 1, April 1, July 1 and October 1 of each year covered by the Global Supply Agreement (GSA), NNE shall calculate the impact of change in the actual surcharge in place for the previous quarter compared to the Base Scrap Surcharge established at the beginning of the GSA. The result of this calculation will be shared with SKF Group Purchasing. On July 1st and January 1st, NNE will issue an invoice or credit note for the accumulated impact of scrap surcharges for the previous two quarters. The Scrap Surcharge or Credit shall be separate from Product invoices and issued from NNE to each SKF location with payment terms consistent with the terms in the General Supply Agreement. The calculation of the of the Scrap Surcharge or Credit will be based on the actual tons of balls invoiced during the previous quarter divided by [redacted*] (material yield factor) multiplied times the change in the actual scrap surcharge for the previous quarter compared to the Base Scrap Surcharge.

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 4.4.2

RAW MATERIAL CLAUSE (CONT'D)

2.	For products from NNE's Subcontractor, NN Asia (NNA):

The current NN Asia raw material price development from current suppliers uses base price adjustments as often as quarterly with no surcharges. Material price adjustments for NN Asia Products will be handled in the following way:

a.
Annual Product Price Adjustment: Pricing of Products will be adjusted January 1st of 2008 and 2009 in accordance with material cost changes by applying the Material Content Percentage,  [Redacted*],  to the Percentage Change in Material Cost. The base material cost effective January 1,2007 is  [Redacted*] ton. NNB will provide to SKF its best estimate of the pending change by October 15th of each year to facilitate SKF's planning process. Once material negotiations are completed, NNE will provide to SKF the actual ball price adjustment with the supporting calculation of the Percentage Change in Material Cost and the associated adjustment to Product prices as well as evidence showing these material cost changes.

b.
Credit / Debit Note for quarterly Change in Material Cost: At the end of Quarters 2, 3 and 4, NNA will calculate me impact of material price change, if applicable, by comparing the current material price to the price in effect on January 1st. This calculation will be shared with SKF Group Purchasing. On July 1st and January 1st, NNA will issue an invoice or credit note for the accumulated impact of material price changes for the previous two quarters. The Material Invoice or Credit shall be separate from Product invoices and issued from NNA to each affected SKF location with payment terms consistent with the terms in the General Supply Agreement. The calculation of this Material Surcharge or Credit will be based on the actual tons of balls invoiced during the previous quarter divided by  [Redacted*] (material yield factor) multiplied times the change in the actual material cost for the quarter compared to the material cost in effect when the Product price was set in January.

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 4.4.3

RAW MATERIAL CLAUSE (CONT'D)

3.	For products from NNE's Subcontractor, NN Ball and Roller (NNBR):

The current NNBR raw material price development from current suppliers uses base price adjustments as often as quarterly with no surcharges. Material price adjustments for NNBR Products will be handled in the following way:

a.
Annual Product Price Adjustment: Pricing of Products will be adjusted January 1st of 2008 and 2009 in accordance with material cost changes by applying the Material Content Percentage,  [Redacted*], to the Percentage Change in Material Cost for sizes <33mm diameter made from wire rod. For sizes >33mm coming from forged blanks, the adjustment will be based the Material Content Percentage,  [Redacted*], to the Percentage Change in Forged Blank Cost. The base material cost effective January 1, 2007 is €1019/ton for wire rod. The base forged blank cost effective January 1, 2007 is  [Redacted*] /ton of which it is assumed the material cost is  [Redacted*]/ton before yield loss. The material factor for forged blanks is based on this material cost. NNE will provide to SKF its best estimate of the pending change by October 15th of each year to facilitate SKF's planning process. Once material negotiations are completed, NNE will provide to SKF the actual ball price adjustment with the supporting calculation of the Percentage Change in Material Cost and the associated adjustment to Product prices as well as evidence showing these material cost changes.

b.
Credit / Debit Note for quarterly Change in Material Cost: At the end of Quarters 2, 3 and 4, NNBR will calculate the impact of material price change, if applicable, by comparing the current material price to the price in effect on January 1st. This calculation will be separated into two parts based on Products made from wire rod (ball sizes <33mm) and Products made from purchased forged blanks (ball sizes >33mm). These calculations will be shared with SKF Group Purchasing. On July 1st and January 1st, NNBR will issue an invoice or credit note for the accumulated impact of material price changes for the previous two quarters. The Material Invoice or Credit shall be separate from Product invoices and issued from NNBR to each affected SKF location with payment terms consistent with the terms in the General Supply Agreement. For ball sizes <33mm, the calculation of this Material Surcharge or Credit will be based on the actual tons of balls invoiced during the previous quarter divided by [Redacted*] (material yield factor) multiplied times the change in the actual material cost per ton for the quarter compared to the material cost per ton in effect when the Product price was set in January. For ball sizes >33mm, the calculation of this Material Surcharge or Credit will be based on the actual tons of balls invoiced during the previous quarter multiplied by the forged blank material factor  [Redacted*] multiplied times the change in the actual forged blank cost per ton for the quarter compared to the forged blank cost in effect when the Product price was set in January.

4. As it is in the best interest of NNE and its Subcontractors to develop and approve additional raw material suppliers, the parties agree that the prices to be used in the above calculations will be based on a prorated price calculation using the ratio of raw material purchases by NNE or its Subcontractor during the period from sources approved by SKF.

5. SKF and NNE agree to negotiate in good faith to adjust these material pass-through provisions if there is a change in the current structure of raw material price development for any of the three geographic regions.

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 5.4

PAYMENT TERMS PER SKF PRODUCTION UNIT

SKF PRODUCTION UNIT	Payment terms [Redacted*]	Comments
SKF SABB Gothemburg (Sweden)
SKF LSB Schweinfurt (Germany)
SKF Steyr (Austria)
SKF DGBB St Cyr-sur-Loire (France)
SKF DGBBBari (Italy)
SKF Massa (Italy)
SKF VillarPerosa (Italy)
SKF Nilaï (Malaysia)		For supplies from consignment stock
For all other supplies
SKF Bangalore (India)
SKF Uitenhage (South Africa)
SKF DGBB Fontenay Le Comte (France)
SKF DGBB Cassino (Italy)
SKF Jakarta (Indonesia)		For supplies from NNA
For supplies from NNE
SKF DGBB Sopot (Bulgaria)
SKF MSBU-CBU St Cyr-sur-Loire (France)
SKF BTU St Cyr-sur-Loire (France)
SKF HBU Airasca (Italy)
SKF HBY St Cyr-sur-Loire (France)
SKF HBU Tudela (Spain)
SKF HBU Cajamar (Brazil)
SKF HBU Changwon (Korea)		For supplies from NNA
For supplies from NNE
SKF HBU Shanghai (PRC)		For supplies from NNA
For supplies from NNE

*Information omitted and submitted separately to the Commission under Rule 24b-2.

EXHIBIT 8.1

THE SKF QUALITY STANDARDS FOR SUPPLIERS